Exhibit 99.7
CONSENT OF PROSPECTIVE DIRECTOR
     I hereby consent to being named as a person who will become a director of WPX Energy, Inc., a Delaware corporation (“WPX”), in the Registration Statement on Form S-1 (Registration No. 333-173808) initially filed by WPX with the Securities and Exchange Commission on April 29, 2011, as amended from time to time (the “Registration Statement”), to the disclosure under the caption “Management” in the prospectus forming a part of the Registration Statement, and to the filing of this consent as an exhibit to the Registration Statement.
Date: October 28, 2011

/s/ Ralph A. Hill
Ralph A. Hill